Exhibit 10.1

SUNRUN INC.
AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN
1.    PURPOSE
The Sunrun Inc. Amended and Restated Executive Incentive Compensation Plan (the “Plan”) is designed to provide incentives to participating employees to make important contributions to the success of Sunrun Inc. (the “Company”) and reward such employees for outstanding performance. The Plan is also intended to enhance the ability of the Company to attract and retain highly talented individuals. As of January 1, 2020 (the “Effective Date”), this Plan amends and restates in its entirety the Company’s Executive Incentive Compensation Plan that was previously adopted on December 9, 2014 (the “Prior Plan”) and supersedes the Prior Plan as of the Effective Date.
2.    ADMINISTRATION
The Plan will be administered by the Compensation Committee (the “Plan Administrator”) of the Board of Directors (the “Board”) of the Company. The Plan Administrator will have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Plan Administrator will in every case be final and binding on all persons having an interest in the Plan.
3.    ELIGIBILITY
(a)    Participation
Each employee of the Company who is selected by the Plan Administrator for participation and has a written notification from the Company or written agreement with the Company that provides for such employee’s Target Award (as defined in Section 4 below) and eligibility for participation in the Plan is eligible to participate in the Plan and shall be considered a “Participant” in the Plan. Participation in the Plan will generally be limited to executive level Company employees, including Company officers. Unless otherwise specified by the Plan Administrator or expressly provided in a written agreement between a Participant and the Company or written notification provided to a Participant by the Company, an individual who commences employment with the Company during an applicable performance period may become a Participant for such performance period, commencing on the date such individual commences employment with the Company (provided such individual meets all other eligibility criteria for participation in the Plan), and will receive a pro-rated Target Award (as defined below) for such initial performance period.
(b)    Awards
Each Participant in a performance period will be granted an award of a contingent right to a future payment under the Plan (an “Award”) for such performance period, which will be paid contingent upon achievement of applicable performance goals established by the Plan Administrator for the applicable performance period and earned upon satisfaction of all applicable conditions for earning such Awards.

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(c)    Award Payments
In order to be eligible to receive payment of an Award, a Participant must meet the following criteria: (A) continue to be employed with the Company from the date his or her participation in the Plan commences for the applicable performance period through the date the Award is paid; and (B) comply with any rules of the Plan established by the Plan Administrator. If a Participant’s titles or duties change during a performance period, such individual’s Award may be adjusted as determined appropriate by the Plan Administrator. There is no guarantee for any payment of an Award under the Plan. Awards are paid as advances and not earned until no longer subject to recoupment in accordance with the Clawback Provisions described in Section 6(h) below, to the extent applicable to the Participant.
4.    METHOD FOR ESTABLISHING AND DETERMINING AWARDS
(a)    Establishment of Target Awards
For each performance period, each Participant shall have a target award opportunity under the Plan (“Target Award”), as approved by the Plan Administrator as either a percentage of such Participant’s Base Salary earned during such performance period or as a set dollar amount, and which Target Award is communicated to the Participant in writing. The Plan Administrator is not obligated to treat all Plan Participants similarly. For purposes of the Plan, unless otherwise determined by the Plan Administrator, “Base Salary” for a Participant means the total amount of base salary or base wages earned by such Participant during the applicable performance period while such individual is a Participant. Base Salary does not include any bonuses, commissions or other incentive compensation, amounts received or otherwise recognized in connection with equity awards, expense reimbursements, relocation payments, overtime or shift differential payments, contributions made by the Company under any employee benefit plan, the value of any employee benefits or perquisites paid for by the Company, or any other similar items of compensation. Base Salary will be determined before any deductions for taxes or benefits and deferrals of compensation pursuant to any Company-sponsored plan.
(b)    Establishment of Performance Periods
The Plan Administrator will establish the applicable performance periods during which actual performance will be measured against the performance goals established by the Plan Administrator to determine the Participant’s potential Award. Performance periods will generally be established by the Plan Administrator in reference to the Company’s fiscal year and may consist of a single fiscal year, multiple fiscal years, or one or more portions of a fiscal year.
(c)    Establishment of Performance Goals
With respect to each performance period, the Plan Administrator will establish the following for each Participant: (i) one or more performance goals (which may be corporate performance goals and/or individual performance goals) and (ii) the relative weights, if any, of such performance goals and (iii) such other terms and conditions of the Award, if any, the Plan Administrator determines appropriate in its discretion (and in accordance with the terms of the Plan). The Plan Administrator

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will make such determinations under this Section 5(c) at the times and in the manner determined appropriate in its sole discretion and is not obligated to treat all Plan Participants similarly.
(d)    Evaluation of Performance Results
Following the end of each performance period, the Plan Administrator will determine whether (and to what extent) the performance goals established for such performance period have been achieved.
(e)    Determination of Actual Awards
For each performance period, the Plan Administrator will determine the amount of any actual Award for each Participant (which may be below, at or above the applicable Target Award) based on (i) the extent to which the performance goals established for such performance period have been achieved (and any relative weighting of such performance goals), (ii) such Participant’s Target Award, and (iii) if and the extent to which any and all other conditions for a Participant to earn and receive an Award have been met. Notwithstanding the foregoing, in determining the amount of any actual Award for any Participant, the Plan Administrator will have the discretion to reduce the amount of any actual Award below the amount calculated under the terms of the Plan, including to zero, or increase the amount of any actual Award above the amount calculated under the terms of the Plan. In making such determination the Plan Administrator may take into consideration such other factors as it determines appropriate, in its sole discretion, including the Participant’s individual performance. Awards will additionally be subject to any maximum payout limitation approved by the Plan Administrator for the applicable performance period.
Unless otherwise determined by the Plan Administrator: (i) any Participant who switches from full-time to part-time employment during the performance period will have his or her actual Award reduced on a pro-rata basis based upon the applicable percentage of full-time equivalent employment that was in effect on an aggregate basis during the performance period and (ii) no adjustment will be made to the determined amount of an actual Award for any Participant due to any reduction in the percentage of full-time equivalent employment of a Participant that occurs after expiration of the performance period and prior to determination of the actual Award.
Unless prohibited by applicable law or otherwise determined by the Plan Administrator: (i) any Participant who is absent due to an approved leave of absence during the performance period, and who otherwise is eligible to receive and earns an actual Award for such performance period, will have his or her actual Award reduced on a pro-rata basis based upon the applicable period of active employment during the performance period and (ii) no adjustment will be made to the determined amount of an actual Award for any Participant due to any leave of absence that commences after expiration of the performance period and prior to determination of the actual Award.

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5.    PAYMENT OF AWARDS
Following, and subject to, the Plan Administrator’s determination of actual Awards for a performance period, the Plan Administrator will approve the payment of Awards for such performance period, subject to satisfaction of any continued services or additional conditions established by the Plan Administrator to receive the Award. Payment of Awards under the Plan will be made as soon as practicable after such approval or satisfaction of such conditions, as applicable. However, Awards are not earned until no longer subject to recovery pursuant to the Clawback Provisions described in Section 6(h) below, to the extent applicable to the Participant. As a result, the Company pays Awards in advance of the Participant’s earning of the Award, and such advances are subject to recovery pursuant to the Clawback Provisions described in Section 6(h) below, to the extent applicable to the Participant.
All Awards made under the Plan will be paid in the form of cash or, if approved by the Board or the Committee, an equity award under the Company’s 2015 Equity Incentive Plan (or any successor thereto), as determined by the Plan Administrator in its sole discretion after considering the potential application and requirements of Section 409A of the Internal Revenue Code. The terms and conditions of any such equity award will be determined by the Plan Administrator in its sole discretion after considering the potential application and requirements of Section 409A of the Internal Revenue Code.
6.    MISCELLANEOUS
(a)    Withholding of Compensation. The Company will deduct and withhold from any amounts payable to Participants under the Plan any amounts required to be deducted and withheld by the Company under the provisions of any applicable federal, state, local or foreign statute, law, regulation, ordinance or order. The Company reserves the right to require a Participant to satisfy such deduction and withholding obligation in such manner as specified by the Company under applicable law, in the event that amounts payable to Participants under the Plan are not paid in the form of cash.
(b)    Plan Funding. The Plan will be unfunded. Nothing contained in the Plan will be deemed to require the Company to deposit, invest or set aside amounts for the payment of any Awards under the Plan.
(c)    Amendment or Termination of the Plan. The Plan may be amended or terminated at any time by the Compensation Committee or the Board.
(d)    No Guarantee of Continued Service. The Plan will not confer any rights upon an employee to remain in service with the Company or any affiliate of the Company for any specific duration or interfere with or otherwise restrict in any way the rights of the Company or any affiliate of the Company to terminate an employee’s service with the Company (or affiliate, if applicable) for any reason, with or without cause or advance notice.
(e)    No Assignment or Transfer. None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any individual employee or Participant. Any purported

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assignment or transfer by any employee or Participant will be void. Participation in the Plan does not give any individual any ownership, security, or other rights in any assets of the Company.
(f)    Validity. In the event any provision of the Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.
(g)    Governing Documents. Each Award under the Plan shall be governed by the provisions of the Plan as set forth herein. This Plan contains the entire agreement between the Company and each Participant on this subject, and supersedes all prior bonus compensation plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation programs or plans.
(h)    Clawback/Recovery. All Awards and payouts under the Plan will be subject to recoupment in accordance with the following provisions, as applicable (the “Clawback Provisions”): (i) the Sunrun Inc. Policy for Recoupment of Incentive Compensation, (ii) any clawback policy that the Company (x) is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and (y) otherwise voluntarily adopts, to the extent applicable and permissible under applicable law; and (iii) such other clawback, recovery or recoupment provisions set forth in an individual written agreement between the Company and the Participant. No recovery of compensation under such a Clawback Provision will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
(i)    Recovery of Mistaken Payments: On occasion or by mistake, the Company may overpay or make incorrect payments of Awards. For these situations, to the extent permitted by applicable law, the Company reserves the right to offset or recover such mistaken payment amounts from any future payments of compensation to the Participant. By signing below, the Participant hereby authorizes the Company to reduce from any amounts owed to the Participant by the Company (including Base Salary, expense reimbursements, other bonuses or accrued vacation pay) such mistaken payment amounts and, to the extent the mistaken payment amounts are not repaid to the Company from such reduction, then the unpaid balance becomes a debt the Participant owes to the Company.
(j)    Governing Law. The rights and obligations of any employee under the Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.
(k)    Section 409A. All Plan payments are intended to satisfy the requirements for the “short-term deferral” exemption from application of Section 409A of the Internal Revenue Code provided under Treasury Regulations Sections 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly.

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Participant’s Acknowledgement:

I have read and understood the terms and conditions of the Plan stated herein, and I accept and agree to be bound by its terms. I understand that failure to sign this document will disqualify me from earning any other payments under the Plan, and that I will not be otherwise eligible to earn any or other bonus payments.

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Name: ______________________________

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